Blucora, Inc. 8-K

Exhibit 99.1

Glass Lewis Recommends Blucora Stockholders Vote on the BLUE Proxy Card “FOR” All Blucora Director Nominees

DALLAS, April 9, 2021 – Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, today announced Glass, Lewis and Co., LLC (“Glass Lewis”), a leading independent proxy advisory firm, has recommended that stockholders vote “FOR” all the Company’s highly-qualified directors on the BLUE proxy card in connection with the upcoming 2021 annual meeting of stockholders, scheduled to be held on April 21, 2021.

In its April 8, 2021 report, which supported all of the Company's nominees and rejected all of the candidates nominated by Ancora Catalyst Institutional, LP (together with its affiliates, “Ancora”), Glass Lewis stated1:

On the Ancora Demands

“…[W]e ultimately find the Dissident platform is significantly weighed down by a hit-or-miss strategic plan and a slate of candidates who, for a variety of reasons, do not clearly offer what we consider to be a superior alternative to the status quo.”

“Ancora's solicitation falls short on a number of critical counts.”

“Ancora's platform ultimately runs aground at a number of critical junctures.”

“[W]e continue to question the unequivocal appeal of [Ancora’s proposal to pursue] a near-term divestiture of TaxAct, particularly given an atypical sector cycle, uncertain returns on Blucora's pricing pivot and the possible perception that the Company, in seeking to swiftly maximize the value of its NOLS, is a motivated seller. These factors would hardly seem to place Blucora in an advantageous negotiating position, which could contribute to sub-optimal terms or a protracted and costly engagement process for the Company.”

“Ancora, presently on the outside looking in, lacks access to non-public information we consider necessary to credibly advancing … a proposal [to sell TaxAct].”

“Coupled with a fundamentally atypical state of play in the seasonal tax prep business, we question whether extant conditions are likely to clearly support a compelling price for TaxAct within the parameters discussed by Ancora.”

“[T]here are a number of issues which ultimately limit our willingness to suggest investors should support the Dissident platform at this time.”

On Ancora Nominee Fred DiSanto

“Shifting to Mr. DiSanto… Blucora highlights the fact that Ancora was recently censured by the SEC and compelled to pay a $100,000 civil penalty in December 2018 in connection with a violation of the Commission's so-called ‘pay-to-play’ rule applicable to investment advisers. … Ancora's meeting materials do not refute Blucora's characterization of Mr. DiSanto's involvement, and they seem to bypass recognition of the censure altogether. We view this taciturn methodology as fairly significant, as it seems to reflect both a disconcerting absence of candor and an apparent disinterest in acknowledging Ancora lacked fundamental compliance architecture capable of timely identifying costly oversight failures within its advisory business, in our view.”

1 Blucora has neither sought nor obtained consent from any third party for the use of previously published information. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

“That Mr. DiSanto himself appears to have been one of the individuals running afoul of the rule in question invites even greater scrutiny here, and works against the notion that Blucora investors would unequivocally benefit from his advisory and wealth management expertise.”

“Further complicating Mr. DiSanto's candidacy is the fact that Blucora has openly argued his prospective service would represent a violation of Section 8 of the Clayton Antitrust Act of 1914, primarily as a result of competitive similarities purportedly existing between Blucora and Ancora.”

“With respect to Mr. DiSanto, we would again emphasize investors cannot presently be certain his election would hold up against potentially significant legal challenges and regulatory obstacles, an issue we find largely mooted by Ancora's apparent determination to sidestep confronting an SEC censure which directly undermines Mr. DiSanto's credibility as a Blucora director.”

On the Other Ancora Nominees

“Ms. Flynn does not have public company board or executive experience.”

“By Ancora's own assessment, Ms. Flynn also lacks transaction expertise, a determination we consider noteworthy, given the Company's intended focus on acquisition integration and the Dissident's stated preference for a near-term alternatives review in relation to TaxAct.”

“Ms. Flynn currently serves as a marketing and communications officer at a privately held mortgage enterprise, which seems to provide limited strategic insight in relation to Blucora's operations.”

“Ms. Flynn does not appear to have direct experience at a traditional asset manager or tax services enterprise.”

“Mr. MacKinlay does not have public company board or executive experience.”

“Mr. MacKinlay currently serves as the CFO of an HVAC and building services company, which seems to provide limited strategic insight in relation to Blucora's operations.”

“Ms. Spacek does not have public company board or executive experience.”

“Ms. Spacek lacks tax sector experience, an assessment we consider significant, given Blucora's specialized exposure to tax preparation solutions and tax-focused wealth management.”

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Blucora urges stockholders to support the refreshed Blucora Board and its actions to maximize value by voting “FOR” ALL nominees on the BLUE proxy card.

Important information related to the annual meeting can be found at VoteBlucora.com.

If you are a stockholder and have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Brokers and Banks Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 388-7535

Email: BCOR@dfking.com

REMEMBER: Simply discard any white proxy card you may receive from Ancora. Blucora’s Board does not endorse any of Ancora’s nominees, and we urge you NOT to submit any vote using Ancora’s white proxy card, even as a protest vote.  Voting to “WITHHOLD” with respect to any of Ancora’s nominees on a white proxy card sent to you by Ancora is not the same as voting “FOR” the Board’s nominees on the BLUE proxy card because a vote to “WITHHOLD” with respect to any of Ancora’s nominees on its white proxy card will revoke any BLUE proxy you may have previously submitted.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management brand, with a collective $83 billion in total client assets as of December 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and more than 23,000 professional users in 2020. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contacts

Investors:
Geoffrey Weinberg / Rick Grubaugh

D.F. King & Co., Inc.
(866) 388-7535

BCOR@dfking.com

Media:
Dan Gagnier / Jeffrey Mathews
Gagnier Communications
(646) 569-5897
Blucora@gagnierfc.com

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